Exhibit 99.1

Dear Shareholders and Friends of First Business:
Our determination and perseverance were on full display during the third quarter of 2018 at First Business, with solid financial performance and several significant events demonstrating our focus on execution. Notably, we recovered all principal related to a large Wisconsin-based commercial loan that was previously disclosed as impaired after 18 months of loan workout efforts concluded with the successful liquidation of the collateral. The efforts demonstrated in achieving this positive outcome reflect the diligence we apply to every credit and every client relationship at First Business, from large commercial and industrial (“C&I”) and commercial real estate (“CRE”) clients, to asset-based lending clients, to our recently launched small ticket vendor equipment finance program. What remains of our legacy Small Business Administration (“SBA”) portfolio receives the same rigor and active management as we work through it to improve our credit profile. This proactive, hands-on approach drives every aspect of our success, which is evident in several noteworthy highlights from the quarter:

•	Top line revenue and loan balances reached record levels amid a highly competitive banking and rising rate environment, in addition to above-average loan payoffs received during the quarter.

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Net interest margin of 3.75% remained stable and at a level that meaningfully exceeds our long-term target of 3.50%, allowing room to manage pricing for the benefit of clients and balance sheet growth.

•	SBA loan sale gains reached the highest level in two years as we continue to ramp up production following our decision to temporarily scale back and rebuild the platform in 2016.

•	Assets under management and administration in our Trust and Investments division once again reached record levels.

THIRD QUARTER REVIEW

First Business earned $5.3 million in net income during the third quarter, compared to $3.3 million and $2.6 million in the linked and prior year quarters, respectively. The substantial growth was largely driven by a $4.1 million provision benefit from recovering all principal owed by the previously mentioned Wisconsin-based C&I borrower. This benefit was partly offset by additions to our loan loss allowance for legacy SBA loan relationships that moved to impaired status during the quarter. We are encouraged by the accelerated pace of legacy SBA portfolio run-off, and continue to aggressively manage asset quality in this portfolio. In addition, core fundamental performance continued to drive solid operating results.

Net interest margin was 3.75% for the quarter, down slightly from 3.77% in the linked quarter and up from 3.52% in last year’s third quarter. We attribute our margin performance to careful loan and deposit pricing, as well as disciplined execution of our unique funding strategy which helps mitigate interest rate risk.

Given First Business’s focus on the unique needs of businesses, executives, and high net worth individuals, we do not maintain a costly brick-and-mortar retail branch network. Rather, our funding strategy balances structured and profitable use of wholesale funding with deposits gathered from our core commercial client base, enabling us to maintain a relatively stable net interest margin. Through deep client relationships delivered by local experts, we maintain a targeted mix of funding sourced from in-market, client deposits in a range from 60% to 70% of total bank funding. At the same time, we utilize a mix of Federal Home Loan Bank ("FHLB") borrowings and brokered certificates of deposit to match-fund our longer term fixed rate commercial loans. This strategy has yielded a net interest margin that has met or exceeded our target of 3.50% for each of the past 16 quarters even in a rising rate environment with a flattening yield curve. Among our peer group of publicly traded commercial banks with assets from $1 billion to $3 billion, less than half have maintained a 3.50% or greater margin over the same period.1

We believe this is an especially meaningful reflection of our disciplined execution, as our net interest margin can experience volatility based on loan prepayments that are common among our asset-based lending clients, but less common in the traditional commercial banking space. While we do anticipate our margin will experience compression given the interest rate environment and competitive landscape, we expect to be able to meet or exceed our long-term 3.50% target on the strength of our relationship banking and wholesale funding strategy.

Our net interest margin contributed to third-quarter top line revenue (net interest income plus non-interest income) reaching a record $22.0 million, marking growth of more than 14% from last year’s third quarter. Importantly, we saw non-interest income continue to gain momentum. SBA lending gained traction, trust and investment services revenue remained near record levels, and swap fees were meaningful due to clients’ assumptions of a rising rate environment. Seasonality and other market factors may affect these outcomes in future quarters; however, we are pleased with our trends and anticipate our strategy will result in increasing stability and strength in non-interest revenue in future periods.

Loan balances reached a record $1.6 billion at September 30, 2018, growing $131.9 million, or 9%, from September 30, 2017. Loan growth of only $3.7 million, or 1% annualized, from June 30, 2018 was muted by above-average loan payoffs of nearly $50 million. Pipelines look strong heading into the close of 2018, and we expect unfunded loans booked in the first half of 2018 — particularly for construction projects with high-quality clients — will begin to draw in the final months of the year. Our ability to grow in-market, core deposits commensurate with loan growth is important to maintaining a profitable funding mix. Current growth initiatives include the expansion of our private banking presence in multiple markets, which we believe will lead to more deposit and trust opportunities for First Business.

SBA MOMENTUM
We have discussed at length our efforts to rebuild and prime our SBA lending platform for profitable growth, and the third quarter demonstrated meaningful progress stemming from our investments. After assembling a team of functional experts to lead SBA credit, operations, and compliance, we pivoted to attracting SBA producers. Over the last five quarters, we have added seven SBA producers who bring significant industry relationships and experience. With an average six-month lead time for deal flow from new Business Development Officers (“BDOs”), we have begun to see the anticipated rise in deal activity in the second half of this year. At $641,000, gains from SBA loan sales in the third quarter were the highest in two years, and our investment in talent has positioned us for future success.

TRUST AND WEALTH MANAGEMENT: A MODEL FOR SUCCESS
In the third quarter, trust assets under management and administration reached a record $1.7 billion, growing $304 million, or 21%, from September 30, 2017. Non-interest revenues earned from this business totaled $1.9 million for the quarter, up over 17% from the third quarter of 2017. Over the past five years, trust and investment service fees have grown at a compound annual rate of 15%, while trust assets under management and administration grew 14% per year.
For the past 17 years, Joan Burke has led First Business Trust & Investments as President, guiding our BDOs, associates, and clients to personal and business success across economic cycles. Our team's consultative, personalized approach has cultivated excellent client relationships and our disciplined investment process has yielded exceptional outcomes for individuals, families, and institutions. This has led to nearly 100% client satisfaction and abundant outside recognition, including being named 2017 Wealth Management Company of the Year by InBusiness Magazine.
In October we announced Joan’s successor, Brendan Freeman, who will lead First Business Trust & Investments into its next era of growth. Brendan brings 20+ years of private wealth management and banking experience and will continue to work with Joan, who has assumed the role of Chair of the Trust Committee. We look forward to continuing to exceed client expectations and driving revenue growth, and we thank Joan for her dedicated leadership.
INVESTING IN THE FUTURE
Investing for future success is a priority at First Business. As we look to allocate capital efficiently and profitably for our shareholders, we believe opportunistic hiring, organic business expansion, and new business development are key catalysts for growth. Since the beginning of 2017, we have added thirteen commercial banking BDOs and the aforementioned seven SBA BDOs, while also investing in talented back office employees to support our growing team.
We also recently launched our small ticket vendor equipment finance program, hiring six employees to meet the needs of a niche client base. Equipment financing, in amounts generally up to $250,000, is offered through our national network of vendors to enable their customers to lease commercial tools, instruments, technology, and other equipment for their businesses. We have highly experienced equipment finance team members who are supported by a custom front-end processing system and a proprietary credit scoring model, which are designed to provide consistency and efficiency in underwriting. For the Company, this business produces both interest income and fee revenue, offering further diversification to our non-interest income sources.
LOOKING AHEAD
We anticipate closing 2018 and entering 2019 with core operating momentum and an improving credit profile, and we expect continued positive outcomes from our extensive strategic investments. Additionally, we look forward to the efficiencies that will be created by our new consolidated board membership, which will expand our holding company board from eight to twelve members on December 3, 2018, and also serve as the board of directors of First Business Bank. Our four new directors, who were previously directors of our former First Business Bank board, have deep experience across our market in technology, entrepreneurship, finance, and more, providing valuable perspective and expertise as we continue to execute our growth strategy in the years ahead.
As always, thank you for your commitment to First Business.

Sincerely,

Corey Chambas, President and CEO

1.
Source: S&P Global Market Intelligence. Reflects the 146 commercial banks with $1-$3 billion in assets that have consistently reported financial results for the last four years (since fourth quarter 2014).

This letter includes “forward-looking statements” related to First Business Financial Services, Inc. (the “Company”) that can generally be identified as describing the Company’s future plans, objectives, goals or expectations including statements regarding anticipated loan growth, non-interest revenues, net interest margin, asset quality, and other financial metrics. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated, including adverse changes in the economy or business conditions, competition for loans and deposits, defaults and other delinquencies by borrowers, interest rates, and other factors. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.
* Not meaningful

(1)	"Non-interest income" as presented here is a non-GAAP measure as it excludes "Net gain on sale of securities".

(2)	“Operating expense” is a non-GAAP measure defined as non-interest expense excluding certain one-time items and other discrete items, if any.

(3)
“Non-GAAP pre-tax adjusted earnings” is a non-GAAP measure defined as pre-tax income excluding the effects of provision for loan and leases losses, other identifiable costs of credit and other discrete items that are unrelated to First Business’s primary business activities.

(4)
“Efficiency ratio” is a non-GAAP measure defined as total operating expense divided by total operating revenue. Please refer to the calculations and management’s reason for using these non-GAAP measures in the Company’s most recent investor presentation, furnished as an exhibit to our Current Report on Form 8-K filed with the SEC on November 29, 2018.

(5)	In-market deposits consists of all transaction accounts, money market accounts and non-wholesale deposits.